Exhibit 99.2

OPKO Health, Inc.
Condensed Consolidated Pro Forma Balance Sheet
As of December 31, 2006
(Unaudited)

	OPKO	OPKO equity investment in OTI	Pro forma consolidated
(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$8,922	$(5,000)	$3,922
Short-term investments	639	-	639
Prepaid expenses and other current assets	174	-	174
Total current assets	9,735	(5,000)	4,735
Property and equipment, net	90	-	90
Investment in OTI, net	-	4,914	4,914
Other assets	24	-	24
Total assets	$9,849	$(86)	$9,763
LIABILITES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term notes	$1,667	$-	$1,667
Accounts payable	3,143	-	3,143
Accrued expenses	1,468	267	1,735
Total current liabilities	6,278	267	6,545
Long-term notes payable, net unamortized discount of $168	2,165	-	2,165
Total liabilities	8,443	267	8,710
Commitments and contingencies
Shareholders’ equity
Series A preferred stock - $0.01 par value, 4,000,000 shares authorized; 869,366 and 0 shares issued and outstanding (liquidation value of $2,336 and $0) at December 31, 2006 on a pro forma basis	10	-	10
Series C preferred stock $0.01 par value, 500,000 shares authorized; 457,603 shares issued and outstanding on a pro forma basis	5	-	5
Common stock - $0.01 par value, 225,000,000 shares authorized; 93,644,549 shares issued and outstanding on a pro forma basis	936	-	936
Additional paid-in capital	242,648	-	242,648
Deficit accumulated during development stage	(242,193)	(353)	(242,546)
Total shareholders’ equity	1,406	(353)	1,053
Total liabilities and shareholders’ equity	$9,849	$(86)	$9,763

OPKO Health, Inc.
Condensed Consolidated Pro Forma Statement of Operations
For the Period from inception (June 23, 2006) to December 31, 2006
(Unaudited)

	OPKO	OPKO equity investment in OTI	Pro forma consolidated
(in thousands)

Revenue	$-	$-	$-
Cost of goods sold	-	-	-
Gross margin	-	-	-
Operating expenses:
Selling, general and administrative	4,190	-	4,190
Research and development	8,535	-	8,535
Total operating expenses	12,725	-	12,725
Operating loss	(12,725)	-	(12,725)
Other (expense) income, net	108	(267)	(159)
Loss before income taxes and loss from OTI	(12,617)	(267)	(12,884)
Income taxes	-	-	-
Loss before loss from OTI	(12,617)	(267)	(12,884)
Loss from OTI	-	(86)	(86)
Net loss	(12,617)	(353)	(12,970)
Preferred stock dividend	(943)	-	(943)
Net loss attributable to common shareholders	$(13,560)	$(353)	$(13,913)
Loss per share, basic and diluted	$(0.12)	$(0.00)	$(0.12)
Weighted average number of shares outstanding - basic and diluted	113,042,000	113,042,000	113,042,000

OPKO Health, Inc.
Notes to Condensed Consolidated Pro Forma Financial Statements

Note 1. Basis of Presentation.

The pro forma balance sheet reflects the balance sheets of Froptix Corporation, as adjusted for the reverse merge between Froptix Corporation and eXegenics, Inc. and the acquisition of Acuity Pharmaceuticals Inc., which are now known as OPKO Health, Inc.

The following adjustments were made to reflect the reverse merger between Froptix and eXegenics and the subsequent acquisition of Acuity.

i.	The issuance of 61,775,000 shares of common stock for 100% of the outstanding shares of Froptix.

ii.	Eliminate eXegenics retained deficit and treasury stock.

iv.	Eliminate Froptix common stock and Acuity common and preferred stock.

v.	Eliminate Acuity retained deficit.

vi.
Represents write off of in process research and development of Acuity (approximately $213.0 million. Amount was valued at consummation of the acquisition but then subsequently written off in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.

vii.
Represents dividends which would have been paid to Acuity preferred stock holders had the merger occurred January 1, 2006. Amount calculated as 457,589 Series C Preferred Stock shares multiplied by a fair value of $77/share multiplied by 2% dividend rate (457,589*$77*2%=$704,687).

The pro forma financial information reflects the historical financial results of OPKO Health, Inc. and the pro forma financial information for Ophthalmic Technologies, Inc., or OTI, and was derived from the audited financial statements of OTI for the periods ended April 30, 2006 and April 30, 2007. As a result of OTI’s fiscal financial year differing more than 93 days than that of OPKO, an adjustment was made to reflect OTI's results for the year ended December 31, 2006.

The 2006 pro forma statement of operations reflects OPKO’s results from June 23, 2006 (inception) through December 31, 2006 and OTI’s result from June 23, 2006 (OPKO’s inception) through December 31, 2006.

The pro forma interest expense assumes borrowing funds at a 10% annual interest rate, which is the annual interest rate of OPKO's current line of credit. The interest expense reflects the cost as if the funds were borrowed on June 23, 2006.

The purchase price allocation of the OTI assets are preliminary and may change significantly.

OTI is a Toronto-Canada based company and as a result, its functional currency and financial statements reflect Canadian Dollars. We have translated OTI's financial statements to U.S. dollars for the periods presented for the Statement of Operations using the weighted average exchange rate of approximately $0.89 for the period ended December 31, 2006.